UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SYNAPTICS INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0118518

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3120 Scott Blvd., Suite 130
Santa Clara, California	95054

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

          The undersigned registrant, Synaptics Incorporated (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2002 (the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
          The response to Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:
          On April 22, 2008, the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into the Amendment No. 1 to Rights Agreement, dated as of April 22, 2008, between the Company and the Rights Agent (the “Amendment”). The Amendment amends the Rights Agreement, dated as of August 15, 2002, between the Company and the Rights Agent (the “Rights Agreement”), and became effective April 22, 2008.
          The Amendment modifies the definition of “Acquiring Person” in the Rights Agreement to exempt a person from being an “Acquiring Person” under the Rights Agreement if such person becomes the beneficial owner of 15% or more of the shares of common stock of the Company (“Common Stock”) then outstanding by virtue of purchases of Common Stock on a national securities exchange in reliance upon information set forth in a quarterly or annual report filed by the Company with the Securities and Exchange Commission. The Amendment does not prevent such person from becoming an “Acquiring Person” if such person later acquires additional shares of Common Stock.
          The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 4(c) and is incorporated herein by reference.
Item 2. Exhibits.
          The response to Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit
No.	Description

3.1(b)	Certificate of Designation of Series A Junior Participating Preferred Stock (1)

4(b)	Rights Agreement, dated as of August 15, 2002, between Synaptics Incorporated and American Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Synaptics Incorporated; Exhibit B — Form of Right Certificate; Exhibit C - Summary of Rights to Purchase Shares of Preferred Stock of Synaptics Incorporated (1)

Exhibit
No.	Description

4(c)	Amendment No. 1 to Rights Agreement, dated April 22, 2008, between the Registrant and American Stock Transfer & Trust Company (2)

99	Press Release, dated August 15, 2002 (1)

(1)	Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 16, 2002.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2008.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYNAPTICS INCORPORATED
Date: April 24, 2008	By:	/s/ Russell J. Knittel
Russell J. Knittel
Executive Vice President, Chief Financial Officer, Secretary, and Treasurer